Exhibit 99.1

April 28, 2009	CONTACTS:	Investor Relations – Mark G. Stockard
		Phone:	(713) 381-4707
		Toll Free:	(800) 659-0059
Media Relations – Rick Rainey
		Phone:	(713) 381-3635

TEPPCO PARTNERS, L.P. REPORTS IMPROVED
FIRST QUARTER FINANCIAL RESULTS

HOUSTON – TEPPCO Partners, L.P. (NYSE:TPP) today reported first quarter net income for 2009 of $78.2 million, or $0.62 per unit, compared with net income of $64.1 million, or $0.57 per unit, for the first quarter of 2008.  Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 10 percent to $159.0 million for the first quarter of 2009, compared with $145.1 million for the first quarter of 2008.  EBITDA is a non-GAAP (Generally Accepted Accounting Principles) financial measure and is defined and reconciled to its most directly comparable GAAP financial measure later in this news release.  The weighted average number of limited partner units outstanding totaled 104.7 million units for the first quarter of 2009, compared with 93.2 million units for the first quarter of 2008, reflecting the additional 9.4 million units issued in September 2008 and 4.9 million units issued in February 2008.

“We were very pleased with our results in the first quarter of 2009, as our diversified portfolio of assets again provided the foundation for a solid performance, despite the overall recessionary economic conditions,” said Jerry E. Thompson, president and chief executive officer of the general partner of TEPPCO.  “Our Upstream business segment delivered record EBITDA, reflecting the increased utilization of our strategic pipeline and storage assets throughout Texas and Oklahoma.  EBITDA reported by our Downstream business segment also exceeded first quarter 2008 results, with increased long-haul transportation demand for propane and butane offsetting demand declines for refined

TEPPCO 1Q 2009 Earnings                                                                                                                                             Page 2

products transportation.  Quarter-over-quarter volume increases on the Jonah system, which is part of our Midstream business segment, also contributed to the improved results.  These increases were partially offset by lower fleet utilization of the Marine Services business segment, which declined 4 percent over the prior year level, reflecting softening barge demand.  However, our fleet is well positioned to benefit from market opportunities as they arise and we remain optimistic about the performance of this segment, which was formed in the first quarter of 2008.”

Thompson continued, “We are pleased with our cash flow this quarter, which solidly supported the $0.725 per unit quarterly distribution rate, or $2.90 on an annualized basis, announced earlier this month.  We also remain focused on maintaining an adequate level of liquidity, which was $357 million at March 31, 2009,” stated Thompson.

OPERATING RESULTS BY BUSINESS SEGMENT

Upstream segment
EBITDA for the Upstream segment, which includes gathering, pipeline transportation, marketing and storage of crude oil, distribution of lubrication oils and specialty chemicals and fuel transportation services, increased 33 percent to $51.9 million for the first quarter of 2009, from $39.1 million for the first quarter of 2008.  The improvement was primarily due to favorable marketing margins, increased revenues earned at the Cushing and Midland storage terminals as a result of the contango pricing environment during the first quarter of 2009, and increased volumes and revenues at the partnership’s lubrication services subsidiary, resulting from the acquisition of an additional distributorship during the third quarter of 2008.  These increases were partially offset by a $1.3 million increase in operating expenses primarily due to that acquisition in 2008 and lower transportation volumes on the South Texas gathering system.

TEPPCO 1Q 2009 Earnings                                                                                                                                             Page 3

TEPPCO’s share of EBITDA from its equity investment in Seaway Crude Pipeline was $5.4 million for the first quarter of 2009, compared with EBITDA of $5.0 million for the first quarter of 2008.  This increase reflects higher long-haul transportation volumes, which averaged 174,000 barrels per day (bpd) in the first quarter of 2009, compared with 166,000 bpd in the first quarter of 2008.  Equity earnings for Seaway totaled $3.3 million for the first quarter of 2009, compared with $3.0 million in the first quarter of 2008.

Downstream segment
EBITDA for the Downstream segment, which includes pipeline transportation, marketing and storage of refined products, liquefied petroleum gases (LPGs) and petrochemicals, was $46.9 million for the first quarter of 2009, compared with $46.1 million for the first quarter of 2008.  LPGs transportation revenues increased $2.1 million from the first quarter of 2008 to $38.3 million in the first quarter of 2009.  The improved results were driven by increased deliveries of propane, attributable to colder winter weather in the Northeast, higher throughput volumes of butane to meet higher gasoline blending demand, and increased average tariff rates that went into effect in the latter half of 2008.  Total LPG transportation volumes averaged 140,000 bpd in the first quarter of 2009, a decrease of 1 percent compared with volumes of 142,000 bpd in the first quarter of 2008.  The decrease in LPG volumes was due primarily to downtime at a Midwest area petrochemical facility served by the TEPPCO system and warmer winter weather in the Midwest market area.  Refined products transportation revenues decreased $1.4 million, or 4 percent, from the first quarter of 2008 primarily due to lower volumes caused by recessionary economic conditions during the first quarter of 2009, partially offset by average tariff rate increases.  Total refined products transportation volumes averaged 407,000 bpd in the first quarter of 2009, compared with 423,000 bpd in the first quarter of 2008.  Other operating revenues decreased $2.6 million as a result of lower excess product storage revenues and lower gains on the sale of product

TEPPCO 1Q 2009 Earnings                                                                                                                                             Page 4

inventory.  Operating expenses decreased $2.0 million, primarily due to lower product measurement expense in the first quarter of 2009.

TEPPCO’s share of EBITDA from its equity investment in Centennial Pipeline was $0.7 million for the first quarter of 2009, compared with a loss of $0.6 million for the first quarter of 2008.  The improved performance was primarily due to lower operating expenses in the first quarter of 2009, partially offset by lower transportation volumes.  Volumes on Centennial averaged approximately 118,000 bpd in the first quarter of 2009, compared with 122,000 bpd in the first quarter of 2008.

Midstream segment
The Midstream segment includes gathering of natural gas, fractionation of natural gas liquids (NGLs), pipeline transportation of NGLs and TEPPCO's ownership interest in Jonah Gas Gathering Company (Jonah).

EBITDA for the first quarter of 2009 was $48.6 million compared to $49.6 million for the first quarter of 2008.  The decrease was primarily due to higher product measurement expenses, partially offset by lower power expense on the NGL pipelines and increased EBITDA from the partnership's investment in Jonah.  NGL transportation revenues decreased $0.5 million, or 4 percent, from the first quarter of 2008, primarily from reduced throughput on the Panola and San Jacinto pipelines resulting from a fire in February 2009 at an adjacent third-party owned site near Carthage in East Texas.

TEPPCO’s share of EBITDA from its equity investment in Jonah was $34.6 million for the first quarter of 2009, compared with $31.5 million for the first quarter of 2008.  The increase was primarily attributable to higher volumes on the Jonah-Pinedale system which averaged 2.2 billion cubic feet per day (Bcf/d) in the first quarter of 2009, compared with 1.8 Bcf/d in the first quarter of 2008, partially offset by decreased

TEPPCO 1Q 2009 Earnings                                                                                                                                             Page 5

condensate sales.  Equity earnings for Jonah totaled $25.6 million for the first quarter of 2009, compared with equity earnings of $23.7 million in the first quarter of 2008.

Marine Services segment
EBITDA for the Marine Services segment, which includes marine transportation of refined products, crude oil, asphalt, condensate, heavy fuel oil and other heated oil products via tow boats and tank barges, was $11.6 million for the first quarter of 2009, compared with $10.3 million for the two-month period beginning from the date of acquisition on February 1, 2008, when TEPPCO acquired assets from Cenac Towing, and continuing through March 31, 2008.  TEPPCO’s fleet operated at an 89 percent utilization rate in the first quarter of 2009, compared with a utilization rate of 93 percent during the partnership’s first quarter 2008 ownership period.  The lower utilization rate in the 2009 period reflects reduced demand for barging services as a result of recessionary economic conditions in the industry.

CAPITALIZATION AND LIQUIDITY
Total debt principal outstanding at March 31, 2009 was approximately $2.6 billion.  This amount includes $300 million of junior subordinated notes for which the nationally recognized debt rating agencies ascribe equity credit to approximately 58 percent of the principal amount.  At March 31, 2009, TEPPCO had liquidity of approximately $357 million, which is comprised of cash and available borrowing capacity under the partnership’s revolving credit facility.

Interest expense for the first quarter of 2009 was $32.1 million, compared with interest expense of $38.6 million for the first quarter of 2008.  The decrease was primarily due to $8.7 million of expense in the first quarter of 2008 for the early redemption of debt at the TE Products Pipeline Company, LLC subsidiary, partially offset by higher debt balances outstanding during the first quarter of 2009.

TEPPCO 1Q 2009 Earnings                                                                                                                                             Page 6

For the quarter ended March 31, 2009, TEPPCO spent $92.6 million on revenue-generating and system upgrade projects, in addition to $12.3 million of investment for its share of capital expenditures related to the expansions on the Jonah-Pinedale system. Expenditures for maintenance capital projects totaled $9.0 million for the first quarter of 2009.  For the full-year of 2009, the partnership expects to spend in the range of $275 million to $325 million for revenue-generating capital projects, including its investments in the Jonah joint venture, as well as approximately $50 million for maintenance capital expenditures.   Expected capital expenditures for 2009 have been revised downward to reflect TEPPCO’s withdrawal from the TOPS joint venture.  Contributions for the TOPS joint venture were previously estimated at $70 million for the full year 2009 and were expected to be made in the latter half of the year.

NON-GAAP FINANCIAL MEASURES
The Financial Highlights table accompanying this earnings release and other disclosures herein include the following non-GAAP measures under the rules of the Securities and Exchange Commission (SEC):  (i) EBITDA, (ii) margin of the Upstream segment, and (iii) gross margin and average daily rate of the Marine Services segment.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, cash flow from operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other entities because other entities may not calculate such measures in the same manner as we do.

We define EBITDA as net income plus interest expense – net, income tax expense, depreciation, amortization and accretion, and a pro-rata portion (based on our equity ownership) of the interest expense and depreciation, amortization and accretion of each of our joint ventures.  We have included EBITDA measures in our disclosures because we believe they are used by our investors as supplemental financial measures to

TEPPCO 1Q 2009 Earnings                                                                                                                                             Page 7

assess the financial performance of our assets without regard to financing methods, capital structures or historical costs basis; to compare the operating performance of our assets with the performance of other companies that have different financing and capital structures; and to value our limited partners’ equity using EBITDA multiples.  Reconciliations of our non-GAAP EBITDA measures to GAAP net income and equity earnings are provided in the Financial Highlights table and the Business Segment Data table.

Margin of our Upstream segment represents revenues generated from the sale of crude and lubrication oils and transportation of crude oil, less the related cost of sales of crude and lubrication oils, in each case prior to the elimination of intercompany amounts.  We believe margin is a more meaningful measure of financial performance than sales and costs of sales of crude and lubrication oils due to significant fluctuations in the period-to-period level of our marketing activities for these products and the underlying commodity prices.  Additionally, our management uses the non-GAAP measure of margin to evaluate the financial performance of the Upstream segment because it excludes expenses that are not directly related to the marketing activities being evaluated. A reconciliation of non-GAAP margin to GAAP segment operating income is provided in the Operating Data table.

Gross margin of our Marine Services segment is calculated as marine transportation revenues less related operating expenses and operating fuel and power.  Average daily rate is calculated as gross margin for the Marine Services segment divided by fleet operating days.  We believe these non-GAAP measures of gross margin and average daily rate are meaningful measures of the financial performance of our Marine Services business, in which we provide services under different types of contracts with varying arrangements for the payment of fuel costs and other operational fees.  These non-GAAP measures allow for comparability of results across different contracts within a given period, as well as between periods.  Furthermore, our management uses these

TEPPCO 1Q 2009 Earnings                                                                                                                                             Page 8

non-GAAP measures to assist them in evaluating results of the Marine Services segment and making decisions regarding the use and deployment of our marine vessels.  A reconciliation of non-GAAP gross margin to GAAP segment operating income and the calculation of average daily rate are provided in the Operating Data table.

TEPPCO will host a conference call related to earnings performance today, Tuesday, April 28, 2009 at 9 a.m. CDT.  Interested parties may listen live over the Internet through the partnership’s website at www.teppco.com.  Those interested in listening to the webcast should log in at least ten minutes prior to the start of the conference call to download and install any necessary audio software.  An audio replay of the conference call will be accessible for seven days at 877-660-6853, account code 345, replay code 319948.  The replay and transcript will also be available on the TEPPCO website.

TEPPCO Partners, L.P., is a publicly traded energy logistics partnership with operations that span much of the continental United States. TEPPCO owns and operates an extensive network of assets that facilitate the movement, marketing, gathering and storage of various commodities and energy-related products. The partnership’s midstream network is comprised of approximately 12,500 miles of pipelines that gather and transport refined petroleum products, crude oil, natural gas, LPGs and NGLs, and includes one of the largest common carrier pipelines for refined petroleum products and LPGs in the United States. TEPPCO’s storage assets include interests in approximately 27 million barrels of capacity for refined petroleum products and LPGs and about 14 million barrels of capacity for crude oil. TEPPCO also owns a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico.  For more information, visit TEPPCO’s website. Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO Partners, L.P., is owned by Enterprise GP Holdings (NYSE:EPE).

TEPPCO 1Q 2009 Earnings                                                                                                                                             Page 9

This news release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, market conditions, governmental regulations and factors discussed in TEPPCO Partners, L.P.’s filings with the Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

###

TEPPCO Partners, L. P.
FINANCIAL HIGHLIGHTS
(Unaudited - In Millions)

	Three Months Ended
	March 31,
	2009	2008
Operating Revenues:
Sales of petroleum products	$1,277.9	$2,644.6
Transportation - Refined Products	35.9	37.3
Transportation - LPGs	38.3	36.2
Transportation - Crude oil	21.9	15.3
Transportation - NGLs	12.5	13.0
Transportation - Marine	36.9	25.5
Gathering - Natural Gas	13.6	13.4
Other	20.6	23.2

Total operating revenues	1,457.6	2,808.5

Costs and Expenses:
Purchases of petroleum products	1,235.5	2,606.6
Operating expenses	66.8	53.8
Operating fuel and power	19.7	21.4
General and administrative	10.0	8.8
Depreciation and amortization	33.0	28.3
Taxes - other than income taxes	6.9	6.1

Total costs and expenses	1,371.9	2,725.0

Operating income	85.7	83.5

Interest expense	(32.1)	(38.6)
Equity in earnings of unconsolidated affiliates	25.1	19.7
Other, net	0.3	0.3

Income before provision for income taxes	79.0	64.9

Provision for income taxes	0.8	0.8

Net income	$78.2	$64.1

Net Income Allocation:
Limited Partner Unitholders	$65.0	$53.4
General Partner	13.2	10.7
Total Net Income Allocated	$78.2	$64.1

Basic and Diluted Net Income Per Limited Partner Unit	$0.62	$0.57

Weighted Average Number of Limited Partner Units	104.7	93.2

	Three Months Ended
	March 31,
	2009	2008
EBITDA
Net income	$78.2	$64.1
Provision for income taxes	0.8	0.8
Interest expense	32.1	38.6
Depreciation and amortization (D&A)	33.0	28.3
Amortization of excess investment in joint ventures	1.6	1.2
TEPPCO's pro-rata percentage of joint venture
interest expense and D&A	13.3	12.1

EBITDA	$159.0	$145.1

TEPPCO Partners, L.P.
BUSINESS SEGMENT DATA
(Unaudited - In Millions)

				Marine	Intersegment
Three Months Ended March 31, 2009	Downstream	Midstream	Upstream	Services	Eliminations	Consolidated

Operating revenues	$95.5	$29.0	$1,296.2	$36.9	$-	$1,457.6
Purchases of petroleum products	6.6	-	1,229.6	-	(0.7)	1,235.5
Operating expenses	24.9	8.6	14.6	18.7	-	66.8
Operating fuel and power	11.0	2.6	1.8	4.3	-	19.7
General and administrative	3.7	3.0	1.9	1.4	-	10.0
Depreciation and amortization (D&A)	11.5	9.5	5.6	6.4	-	33.0
Taxes - other than income taxes	3.4	0.8	1.8	0.9	-	6.9

Operating income	34.4	4.5	40.9	5.2	0.7	85.7
		-	-	-
Equity in earnings (losses) of unconsolidated affiliates	(3.1)	25.6	3.3	-	(0.7)	25.1
Other - net	0.3	-	-	-	-	0.3

Income before interest	31.6	30.1	44.2	5.2	-	111.1

Depreciation and amortization	11.5	9.5	5.6	6.4	-	33.0
Amortization of excess investment in joint ventures	1.2	0.2	0.2	-	-	1.6
TEPPCO's pro-rata percentage of joint
venture interest expense and D&A	2.6	8.8	1.9	-	-	13.3

EBITDA	$46.9	$48.6	$51.9	$11.6	$-	$159.0

Provision for income taxes						(0.8)
Depreciation and amortization						(33.0)
Interest expense						(32.1)
Amortization of excess investment in joint ventures						(1.6)
TEPPCO's pro-rata percentage of joint
venture interest expense and D&A						(13.3)

Net income						$78.2

				Marine	Intersegment
Three Months Ended March 31, 2008	Downstream	Midstream	Upstream	Services	Eliminations	Consolidated

Operating revenues	$97.7	$30.1	$2,655.3	$25.5	$(0.1)	$2,808.5
Purchases of petroleum products	6.9	-	2,602.7	-	(3.0)	2,606.6
Operating expenses	26.9	5.0	13.3	8.6	-	53.8
Operating fuel and power	10.5	3.7	1.7	5.5	-	21.4
General and administrative	3.7	2.6	1.8	0.7	-	8.8
Depreciation and amortization (D&A)	10.2	9.6	4.8	3.7	-	28.3
Taxes - other than income taxes	3.2	0.8	1.7	0.4	-	6.1

Operating income	36.3	8.4	29.3	6.6	2.9	83.5
		-	-	-
Equity in earnings (losses) of unconsolidated affiliates	(4.1)	23.7	3.0	-	(2.9)	19.7
Other - net	0.2	0.1	-	-	-	0.3

Income before interest	32.4	32.2	32.3	6.6	-	103.5

Depreciation and amortization	10.2	9.6	4.8	3.7	-	28.3
Amortization of excess investment in joint ventures	0.9	0.1	0.2	-	-	1.2
TEPPCO's pro-rata percentage of joint
venture interest expense and D&A	2.6	7.7	1.8	-	-	12.1

EBITDA	$46.1	$49.6	$39.1	$10.3	$-	$145.1

Provision for income taxes						(0.8)
Depreciation and amortization						(28.3)
Interest expense						(38.6)
Amortization of excess investment in joint ventures						(1.2)
TEPPCO's pro-rata percentage of joint
venture interest expense and D&A						(12.1)

Net income						$64.1

Reconciliation of Equity in earnings (losses) of unconsolidated affiliates to JV EBITDA
Three Months Ended March 31, 2009:				Marine	Intersegment
	Downstream	Midstream	Upstream	Services	Eliminations	Consolidated
Equity in earnings (losses) of unconsolidated affiliates	$(3.1)	$25.6	$3.3	$-	$(0.7)	$25.1
Amortization of excess investment in joint ventures	1.2	0.2	0.2	-	-	1.6
TEPPCO's pro-rata percentage of joint
venture interest expense and D&A	2.6	8.8	1.9	-	-	13.3
JV EBITDA	$0.7	$34.6	$5.4	$-	$(0.7)	$40.0

Three Months Ended March 31, 2008:				Marine	Intersegment
	Downstream	Midstream	Upstream	Services	Eliminations	Consolidated
Equity in earnings (losses) of unconsolidated affiliates	$(4.1)	$23.7	$3.0	$-	$(2.9)	$19.7
Amortization of excess investment in joint ventures	0.9	0.1	0.2	-	-	1.2
TEPPCO's pro-rata percentage of joint
venture interest expense and D&A	2.6	7.7	1.8	-	-	12.1
JV EBITDA	$(0.6)	$31.5	$5.0	$-	$(2.9)	$33.0

TEPPCO Partners, L. P.
Condensed Statements of Cash Flows (Unaudited) (In Millions)

	Three Months Ended
	March 31,
	2009	2008
Cash Flows from Operating Activities
Net income	$78.2	$64.1
Equity in earnings of unconsolidated affiliates	(25.1)	(19.7)
Distributions received from unconsolidated affiliates	47.7	37.2
Loss on early extinguishment of debt	-	8.7
Depreciation, working capital and other	55.8	(31.6)

Net Cash Provided by Operating Activities	156.6	58.7

Cash Flows from Investing Activities:
Cash used for business combinations	-	(338.5)
Cash paid for linefill on assets owned	-	(14.3)
Acquisition of intangible assets	(1.4)	(0.3)
Investment in Jonah Gas Gathering Company	(12.3)	(31.8)
Investment in Texas Offshore Port System	1.7	-
Capital expenditures (1)	(101.6)	(51.6)

Net Cash Used in Investing Activities	(113.6)	(436.5)

Cash Flows from Financing Activities:
Borrowings under debt agreements	301.8	2,512.6
Repayments of debt	(252.8)	(2,001.8)
Net proceeds from issuance of limited partner units	1.6	2.7
Settlement of interest rate derivative instruments - treasury locks	-	(52.1)
Debt issuance costs	-	(8.7)
Distributions paid to partners	(91.4)	(74.9)

Net Cash Provided by (used in) Financing Activities	(40.8)	377.8

Net Change in Cash and Cash Equivalents	2.2	-
Cash and Cash Equivalents -- January 1	-	-

Cash and Cash Equivalents -- March 31	$2.2	$-

Non-cash investing activities:
Payable to Enterprise Gas Processing, LLC for spending
for Phase V expansion of Jonah Gas Gathering Company	$0.2	$7.4
Liabilities for construction work in progress	$18.2	$16.6
Non-cash financing activities:
Issuance of Units in Cenac acquisition	$-	$186.6
Supplemental Information:
Interest paid (net of capitalized interest)	$22.1	$47.4

(1)	Includes capital expenditures for maintaining existing operations of $9.0 million in 2009, and $6.6 million in 2008.

TEPPCO Partners, L. P.
Condensed Balance Sheets (Unaudited)
(In Millions)

	March 31,	December 31,
	2009	2008

Assets
Current assets
Cash and cash equivalents	$2.2	$-
Other	838.3	907.6

Total current assets	840.5	907.6

Property, plant and equipment - net	2,517.2	2,439.9
Intangible assets (1)	202.3	207.7
Equity investments	1,244.8	1,255.9
Goodwill	106.6	106.6
Other assets	131.3	132.1

Total assets	$5,042.7	$5,049.8

Liabilities and Partners' Capital

Total current liabilities	$854.4	$900.0

Total current liabilities	854.4	900.0

Senior Notes (2)	1,712.1	1,713.3
Junior Subordinated Notes	299.6	299.6
Other long-term debt	565.6	516.7
Other non-current liabilities	28.5	28.7
Partners' capital
Accumulated other comprehensive loss	(44.4)	(45.8)
General partner's interest (3)	(112.5)	(110.3)
Limited partners' interests	1,739.4	1,747.6

Total partners' capital	1,582.5	1,591.5

Total liabilities and partners' capital	$5,042.7	$5,049.8

(1)	Includes the value of long-term service agreements between TEPPCO and its customers.
(2)	Includes $16.8 million and $18.1 million at Mar. 31, 2009 and Dec. 31, 2008, respectively, related to fair value hedges.
(3)	Amount does not represent a future financial commitment by the General Partner to make a contribution to TEPPCO.

TEPPCO Partners, L. P.
OPERATING DATA
(Unaudited - In Millions, Except as Noted)

	Three Months Ended
	March 31,
	2009	2008
Downstream Segment:
Barrels Delivered
Refined Products	36.6	38.5
LPGs	12.6	12.9

Total	49.2	51.4

Average Tariff Per Barrel
Refined Products	$0.98	$0.97
LPGs	3.05	2.81

Average System Tariff Per Barrel	$1.51	$1.43

Upstream Segment:
Margins/Revenues:
Crude oil transportation revenue	$20.5	$23.4
Crude oil marketing margin	32.2	20.3
Crude oil terminaling revenue	7.6	3.9
Lubrication Services, LLC (LSI) margin	3.2	2.7
Total Margins/Revenues	$63.5	$50.3

Reconciliation of Margins/Revenues to Operating Income:

Sales of petroleum products	$1,271.2	$2,637.7
Transportation - Crude oil	21.9	15.3
Purchases of petroleum products	(1,229.6)	(2,602.7)
Total Margins/Revenues	63.5	50.3
Other operating revenues	3.1	2.3
Operating expenses	(14.6)	(13.3)
Operating fuel and power	(1.8)	(1.7)
General and administrative	(1.9)	(1.8)
Depreciation and amortization	(5.6)	(4.8)
Taxes - other than income taxes	(1.8)	(1.7)
Operating income	$40.9	$29.3

Total barrels
Crude oil transportation	29.2	27.8
Crude oil marketing (1)	45.4	43.0
Crude oil terminaling	46.8	33.1

Lubrication oil volume (total gallons):	5.4	3.9

Margin/average tariff per barrel:
Crude oil transportation	$0.702	$0.842
Crude oil terminaling	0.163	0.116

Lubrication oil margin (per gallon):	$0.603	$0.695

(1)	The 2008 amount, previously disclosed as 57.6 million, has been adjusted to exclude inter-region transfers, which are transfers among TEPPCO Crude Oil, LLC's various geographically managed regions.

TEPPCO Partners, L. P.
OPERATING DATA
	(Unaudited - In Millions, Except as Noted)

		Three Months Ended
		March 31,
		2009	2008
Midstream Segment:
	Gathering - Natural Gas - Jonah
	Bcf	194.9	167.1
	Btu (in trillions)	215.1	184.6
	Average fee per MMBtu	$0.236	$0.234

	Gathering - Natural Gas - Val Verde
	Bcf	42.8	38.2
	Btu (in trillions)	38.6	34.2
	Average fee per MMBtu	$0.352	$0.392

	Transportation - NGLs
	Total barrels (includes lease barrels)	16.9	19.6
	Average rate per barrel	$0.824	$0.736

	Fractionation - NGLs
	Total barrels	0.8	1.1
	Average rate per barrel	$1.785	$1.661

	Natural Gas Sales
	Btu (in trillions)	0.8	1.7
	Average fee per MMBtu	$3.38	$6.81

	Sales - Condensate
	Total barrels (thousands)	34.2	47.9
	Average rate per barrel	$26.20	$76.72

Marine Services Segment:
	Number of tow boats (inland / offshore)	51	49
	Number of tank barges (inland / offshore)	113	106
	Fleet available days (in thousands) (1)	13.9	7.4
	Fleet operating days (in thousands) (2)	12.4	6.9
	Fleet utilization (3)	89%	93%
	Gross margin	$13.9	$11.4
	Average daily rate (in thousands)	$1.12	$1.66

	Reconciliation of Marine Gross Margin to Operating Income:

	Transportation - Marine	$36.9	$25.5
	Operating expense	(18.7)	(8.6)
	Operating fuel and power	(4.3)	(5.5)
	Gross margin	13.9	11.4
	General and administrative	(1.4)	(0.7)
	Depreciation and amortization	(6.4)	(3.7)
	Taxes - other than income taxes	(0.9)	(0.4)
	Operating Income	$5.2	$6.6

	Average daily rate:

	Gross margin	$13.9	$11.4
	Fleet operating days (in thousands)	12.4	6.9
	Average daily rate (in thousands)	$1.12	$1.66

(1)	The aggregate number of calendar days in a period during which each vessel in our fleet has
	been owned by us less the aggregate number of days in a period that our vessels are not
	operating due to scheduled or unscheduled maintenance and repairs.
(2)	Fleet available days less the aggregate number of days that our vessels are off-hire in a period.
(3)	Fleet operating days divided by fleet available days.